FOR IMMEDIATE RELEASE

Ekso Bionics Reports First Quarter 2014 Financial Results

RICHMOND, Calif., May 8, 2014 – Ekso Bionics Holdings, Inc. (OTCQB:EKSO), a robotic exoskeleton company, today reported financial results for the quarter ended March 31, 2014, as well as recent highlights.

“Ekso made substantial progress during the first quarter of 2014 as we continue to pioneer the field of robotic exoskeletons to augment human strength, endurance and mobility,” stated Nathan Harding chief executive officer and co-founder, Ekso Bionics. “In January we simultaneously became a public company and closed a financing strengthening our balance sheet and giving us the opportunity to expand our commercial capability and executive team. We are now focused on driving adoption of our Ekso GT systems in rehabilitation centers in the US and abroad as well as generating additional projects within Ekso Labs.”

First Quarter and Recent HighlightS

•	Completed an alternative public offering and private placement raising a net of $19 million in proceeds in January and February 2014

•	Expanded our capability and team, including two key hires, Thomas Looby, Chief Marketing Officer and Glenn Davis, VP of Sales for the Americas

•	Announced Ekso Labs as the first company to receive an award from Special Operations Command (SOCOM) to develop technologies for their Tactical Assault Light Operator Suit (TALOS), often referred to as the “Iron man” suit

•	Increased revenues by 52% to $1.1 million in Q1 2014 as compared to $696,000 in Q1 2013

•	Have placed over 60 Ekso units since February 2012 in 15 countries and reached 7.8 million steps taken by users

First Quarter 2014 Financial Results

Revenue and Cost of Revenue

Total revenue was $1.1 million for the period ended March 31, 2014 compared to $0.7 million during the same period of 2013. Medical device revenue was $0.5 million for the period ended March 31, 2014 compared to $0.3 million during the same period of 2013. The increase of $0.2 million in medical device revenue was due to an increase in recognized revenue as the number of medical device sales being amortized to revenue nearly doubled compared to the same period in the prior year. Engineering services revenue was $0.5 million for the period ended March 31, 2014 compared to $0.4 million during the same period of 2013. The increase of approximately $0.2 million in engineering services revenue was primarily due to an increase of $0.5 million in revenue related to a federal agency contract partially offset by $0.3 million in decreased revenue resulting from the completion of projects with other government agencies.

During the first quarter of 2014 and 2013, cost of revenue was $0.6 million. Medical device cost of revenue increased to $0.3 million from $0.2 million due to an increase in recognized cost of revenue related to the increase in medical device sales being amortized to revenue as noted above. Engineering services cost of revenue remained relatively flat at approximately $0.3 million for both periods due to lower costs related to the completion of projects with other government agencies noted above, partially offset by an increase in costs related to the current federal agency contract.

Expenses

Operating expenses for the quarter were $4.4 million compared to $3.3 million during the same period of 2013, an increase of 34%. This increase was largely driven by approximately $1.1 million of non-recurring expenses, primarily associated with the merger and private placement financing.

Non-operating expenses increased by $77.2 million in the first quarter of 2014 as compared to the same period of 2013, primarily due to a $77.4 million non-cash charge related to the issuance of warrants in the private placement financing. The warrants issued in the first quarter of 2014 are classified as liabilities and are adjusted to fair value on a quarterly basis with the change in fair value being included in net loss. The amount included in net loss is a non-cash item as the Company is not required to expend any cash to settle the warrant liability. The warrant liability is primarily affected by changes in the Company’s stock price during each financial reporting period, which causes the warrant liability to fluctuate as the market price of the Company's stock fluctuates.

Net Losses and Loss per Share

Net losses for the three months ended March 31, 2014 were $81.8 million, or ($1.22) per share, including the $77.4 million warrant liability and $0.4 million in stock-based compensation compared to net losses of $3.8 million, or ($0.18) per share, including $0.1 million in stock-based compensation, for the same period of 2013.

Cash and Cash Equivalents

The Company ended the first quarter with cash and cash equivalents of $14.6 million. The cash used in operating activities was $5.6 million for the three months ended March 31, 2014 compared to $2.4 million for the same period in 2013.  Net cash provided by financing activities was $19.5 million for the three months ended March 31, 2014 compared to $1.1 million for the same period in 2013. The Company believes that its cash resources as of March 31, 2014 are sufficient to implement its current business plan, support operations, fund research and development and meet current obligations through the middle of 2015.

Conference call and webcast details

Ekso Bionics will hold a conference call and audio webcast to discuss financial results for its first quarter 2014 and provide a general business update on Thursday, May 8, 2014 at 4:30pm ET.

Date: May 8, 2014

Time: 4:30pm ET

Listen via Internet: http://eksobionics.equisolvewebcast.com/q1-2014

Toll-free (US and Canada): 877-407-3036

International: 201-378-4919

A webcast replay will be available on the Ekso Bionics website for 30 days.

About Ekso Bionics

Since 2005, Ekso Bionics has been pioneering the field of robotic exoskeletons, or wearable robots, to augment human strength, endurance and mobility. The company’s first commercially available product, called the Ekso device, has helped thousands of people with paralysis take millions of steps not otherwise possible. By designing and creating some of the most forward-thinking and innovative solutions for people looking to augment human capabilities, Ekso Bionics is helping people rethink current physical limitations and achieve the remarkable.

Ekso Bionics is headquartered in Richmond, CA and is listed on the OTC QB under the symbol EKSO. To learn more about Ekso Bionics please visit us at www.eksobionics.com

Facebook: www.facebook.com/eksobionics
Twitter: @eksobionics
YouTube: http://www.youtube.com/user/EksoBionics/

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements.  Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of financial results, financial condition, capital expenditures, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.  Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over.  Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.  Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, the scope, validity and enforceability of our and third party intellectual property rights, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC, including, the Company's Current Report on Form 8-K/A filed on March 31, 2014.  The Company does not undertake to update these forward-looking statements.

-Financial Information Follows-

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Media Contact:
Heidi Darling, Marketing Manager
Phone: 415.302.4777
hdarling@eksobionics.com

Investor Contact:
Lauren Glaser, Vice President
Phone: 646.378.2972
lglaser@troutgroup.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

	As of
	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash	$14,576,378	$805,306
Accounts receivable	1,775,048	549,469
Inventories, net	1,123,021	725,096
Note receivable from stockholder	—	103,735
Prepaid expenses and other current assets	406,993	250,998
Deferred cost of revenue, current	974,405	768,599
Total current assets	18,855,845	3,203,203
Property and equipment, net	1,763,550	1,575,286
Deferred cost of revenue, non-current	1,127,269	803,298
Other assets	54,390	1,002,150
Total assets	$21,801,054	$6,583,937
Liabilities, Convertible Preferred Stock and Stockholders' Deficit
Current liabilities:
Notes payable, current	$39,345	$1,638,505
Convertible debt	—	5,062,417
Accounts payable	1,044,296	1,498,680
Accrued liabilities	1,565,798	1,430,799
Customer advances and deferred revenues, current	2,960,026	2,419,226
Liability due to early stock option exercise	3,970	5,293
Total current liabilities	5,613,435	12,054,920
Customer advances and deferred revenues, non-current	2,447,380	2,209,111
Notes payable, non-current	111,318	866,950
Warrant liability	88,050,250	377,747
Deferred rent	114,657	123,709
Total liabilities	96,337,040	15,632,437
Commitments and contingencies (Note 12)
Convertible preferred stock issuable in series, $0.001 par value; 10,000,000 and 22,000,000 shares authorized at March 31, 2014 (unaudited) and December 31, 2013 respectively; none and 25,923,873and shares issued and outstanding at March 31, 2014 (unaudited) and December 31, 2013 respectively; liquidation preference of $2.85 - $4.11 per share at December 31, 2013	—	27,324,208
Stockholders' deficit:
Common stock, $0.001 par value; 500,000,000 and 40,000,000 shares authorized at March 31, 2014 (unaudited) and December 31, 2013, respectively; 78,480,019 and 21,114,783, shares issued and outstanding at March 31, 2014 (unaudited) and December 31, 2013, respectively	78,480	21,114
Additional paid-in capital	45,182,512	1,637,797
Accumulated deficit	(119,796,978)	(38,031,619)
Total stockholders' equity (deficit)	(74,535,986)	(36,372,708)
Total liabilities, convertible preferred stock and stockholders' deficit	$21,801,054	$6,583,937

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

	For the three months ended March 31,
	2014	2013

Revenue:
Medical devices	$526,753	$332,919
Engineering services	534,958	363,330
Total revenue	1,061,711	696,249

Cost of revenue:
Cost of medical devices	330,125	232,563
Cost of engineering services	252,103	347,214
Total cost of revenue	582,228	579,777

Gross profit	479,483	116,472

Operating expenses:
Sales and marketing	1,531,382	1,216,043
Research and development	768,542	921,706
General and administrative	2,071,443	1,133,454
Total operating expenses	4,371,367	3,271,203

Loss from operations	(3,891,884)	(3,154,731)

Other income (expense):
Interest expense	(426,603)	(639,113)
Loss on warrant liability	77,436,700	—
Interest income	1,400	1,264
Other expense, net	(11,572)	(4,174)
Total other expense, net	(77,873,475)	(642,023)

Net loss	$(81,765,359)	$(3,796,754)

Basic and diluted net loss per share	$(1.22)	$(0.18)

Weighted-average number of shares used in computing basic and diluted net loss per share amounts	67,072,057	20,636,529

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the three months ended March 31,
	2014	2013

Operating activities:
Net loss	$(81,765,359)	$(3,796,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	156, 890	111,719
Amortization of deferred rent	(9,052)	(9,052)
Amortization of debt discounts	197,613	137,449
Adjustment to record convertible notes at fair value	—	360,324
Stock-based compensation expense	366,640	86,155
Loss on fair value of common stock warrants	77,436,700	—
Other	—	(8,298)
Changes in operating assets and liabilities:
Accounts receivable	(1,225,579)	(111,842)
Inventories	(494,689)	4,950
Prepaid expense and other assets	(155,893)	(39,471)
Deferred costs of revenue	(529,777)	(304,826)
Accounts payable	(454,384)	234,510
Accrued liabilities	134,999	30,517
Customer advances and deferred revenues	779,069	942,113
Net cash used in operating activities	(5,562,822)	(2,362,506)

Investing activities:
Note receivable from stockholder	103,735	—
Acquisition of property and equipment	(248,390)	(37,412)
Net cash used in investing activities	(144,655)	(37,412)
Financing activities:
Principal payments on notes payable	(2,532,244)	(436,148)
Proceeds from Convertible Bridge Notes	—	1,500,000
Proceeds from issuance of common stock, net of repurchases and issuance costs	22,010,793	52,740
Net cash provided by financing activities	19,478,549	1,116,592

Net increase (decrease) in cash	13,771,072	(1,283,326)
Cash at beginning of the period	805,306	1,738,662

Cash at end of the period	$14,576,378	$455,336
Supplemental disclosure of cash flow activities:
Cash paid for interest	$130,271	$(135,558)
Cash paid for taxes	$1,810	$(800)